Exhibit 10.6

BRIGGS & STRATTON CORPORATION

Form 10-Q for Quarterly Period Ended December 30, 2007

AMENDED AND RESTATED DEFERRED

COMPENSATION PLAN FOR DIRECTORS

Effective January 1, 2008

BRIGGS & STRATTON CORPORATION

DEFERRED COMPENSATION PLAN FOR DIRECTORS

AS AMENDED AND RESTATED

January 1, 2008

SECTION I

PURPOSE

1.1	For periods prior to calendar year 2005, Briggs & Stratton Corporation has maintained the Briggs & Stratton Corporation Deferred Compensation Plan for Directors. Amounts deferred prior to January 1, 2005 (which were all fully vested under Plan terms), including past and future earnings credited thereon, shall remain subject to the terms of the Plan as previously in effect (the “Frozen Plan”) but no further amounts shall be deferred under the Frozen Plan. All deferrals to the Plan for periods on or after January 1, 2005 shall be governed by the terms and provisions of this document. This document is intended to comply with the provisions of Section 409A of the Internal Revenue Code and shall be interpreted accordingly. If any provision or term of this document would be prohibited by or inconsistent with the requirements of Section 409A of the Code, then such provision or term shall be deemed to be reformed to comply with Section 409A of the Code. This document describes how this Plan shall be administered for periods after 2007. For periods after 2004 and prior to 2008, it has been administered in good faith compliance with the provisions of Code Section 409A.

SECTION II

DEFINITIONS

2.1	“Beneficiary” shall mean the person or persons designated from time to time in writing by a Participant to receive payments under the Plan after the death of such Participant, or, in the absence of any such designation or, in the event that such designated person or persons shall predecease such Participant, his or her estate.

2.2	“Code” means the Internal Revenue Code of 1986, including any subsequent amendments.

2.3	“Common Share Unit” shall mean a Deferred Amount which is converted into a unit or fraction of a unit for purposes of the Plan by dividing a dollar amount by the Fair Market Value of one of the Corporation’s common shares.

2.4	“Corporation” shall mean Briggs & Stratton Corporation.

2.5	“Common Stock” shall mean shares of Briggs & Stratton Corporation common stock.

2.6	“Compensation” shall mean cash payments which the Participant receives from the Corporation for services, including retainer fees, meeting fees and consent resolution fees.

2.7	“Deferred Amount” shall mean an amount of Compensation deferred under the Plan and carried during the deferral period in any Account provided for in the Plan.

2.8	“Distribution Date” means the date specified by the Participant pursuant to Section 7.2 upon which distribution shall be made or commenced following the Participant’s Separation from Service or In-Service Payment Event Date, as the case may be. The Distribution Date selected by the Participant must be on the first day of a calendar quarter and may be no later than 12 months after the Participant’s Separation from Service or In-Service Payment Event Date, whichever is the cause of the distribution. With respect to installment distributions, each anniversary of the Distribution Date shall also be a Distribution Date.

2.9	“Dividend Equivalent” shall mean an amount equal to the cash dividend paid on one of the Corporation’s common shares credited to an Account for each Common Share Unit or Share of Common Stock credited to such Account.

2.10	“In-Service Payment Event Date” means the date, if any, specified by the Participant pursuant to Section 7.2 as the reference date following which distribution of his Account shall begin. An In-Service Payment Event Date may be no earlier than January 1, 2009. An In-Service Payment Event Date shall be inapplicable to the portion of the Participant’s Account attributable to Common Stock awards pursuant to Section IV.

2.11	“Fair Market Value” shall mean the closing price of the Corporation’s common shares as reported by the New York Stock Exchange or such other exchange or national market system on which the Corporation’s common shares may then be listed or quoted.

2.12	“Non-Employee Director” shall mean any duly elected or appointed member of the Board of Directors of the Corporation who is not an employee of the Corporation or of any subsidiary of the Corporation.

2.13	“Participant” shall mean any Non-Employee Director.

2.14	“Payment Event” means the earlier of the date of a Participant’s Separation From Service or the date the Participant specifies as his In-Service Payment Event Date.

2.15	“Plan” shall mean this Briggs & Stratton Corporation Deferred Compensation Plan for Directors, as amended and restated.

2.16	“Plan Year” means the calendar year.

2.17	“Secretary” shall mean the duly elected Secretary of the Corporation.

2.18	“Separation from Service” means expiration or termination of the arrangement with the Corporation pursuant to which the Participant performed services as a director of the Corporation if such expiration or termination constitutes a good faith and complete termination of the relationship and all other independent contractor relationships the Participant has with the Corporation. A good faith and complete termination of a relationship shall not be deemed to have occurred if the Corporation anticipates a renewal of a contractual relationship or anticipates that the Participant shall become an employee of the Corporation. For this purpose, the Corporation is considered to anticipate the renewal of a contractual relationship with the Participant if it intends to contract again for the services provided under the expired arrangement, and neither the Corporation nor the Participant has eliminated the Participant as a possible provider of services under any such new arrangement. Further, the Corporation is considered to intend to contract again for the services provided under an expired arrangement if the Corporation’s doing so is conditioned only upon incurring a need for the services, the availability of funds or both. The foregoing requirements are deemed satisfied if no amount will be paid to the Participant before a date at least 12 months after the day on which the arrangement expires pursuant to which the Participant performed services for the Corporation (or, in the case of more than one arrangement, all such arrangements expire) and no amount payable to the Participant on that date will be paid to the Participant if, after the expiration of the arrangement (or arrangements) and before that date, the Participant performs services for the Corporation as a director or other independent contractor or an employee). If a Participant provides services both as an employee of the Corporation and as a member of the Board of Directors of the Corporation, the services provided as an employee are not taken into account in determining whether the Participant has a Separation from Service as a Director for purposes of this Plan because this Plan is not aggregated with any plan in which the Participant participates as an employee pursuant to IRS Regulation Section 1.409A-1(c)(2)(ii).

SECTION III

DEFERRAL ELECTION, MODIFICATION

AND TERMINATION PROCEDURES

3.1

Any Non-Employee Director wishing to defer payment of all or a portion of the Non-Employee Director’s Compensation payable in the future must file with the Secretary of the Corporation at P. 0. Box 702, Milwaukee, Wisconsin 53201, a written Notice of Election on the form attached as Exhibit “A.” An effective election with regard to future Compensation, payment of which has not yet been deferred, may be modified by filing a new Notice of Election or may be terminated by filing a Notice of Termination on the form attached as Exhibit “B”. Any election made by a Participant pursuant to this Section III shall apply only to Compensation payable for services rendered in the Plan Year subsequent to the Plan Year in which the election is filed with the Secretary. However, a Director who is not already eligible to participate in any other deferred compensation plan of the account balance type sponsored by the Corporation or an affiliate who becomes a Participant for the first time during a Plan Year (i.e., first becomes a Director) may within 30 days after the effective date of participation make an election to defer a specified percentage of compensation to be paid to him for services to be performed subsequent to the deferral election.

SECTION IV

ANNUAL GRANT OF COMMON STOCK

4.1	In August of each year, a grant of Common Stock shall be credited to each Participant’s Account. The contribution of Common Stock shall be credited on the Specified Date. The “Specified Date” for a year shall be the same day that executives of the Corporation are granted stock awards under the Corporation’s equity plan in August of that year or, if no awards are granted in that August, the Specified Date for that year shall be August 31st. The number of shares of Common Stock to be credited each Specified Date shall be such number of shares as has a value on that date equal to $75,000.00 for each Participant plus an additional $10,000.00 for the Chairman of the Audit Committee, an additional $7,500.00 for the Chairmen of the Compensation and Nominating and Governance Committees and $5,000.00 for each member of the Audit Committee. The dollar amounts specified above to be applicable in any Plan Year shall be automatically changed to such other amounts specified in a resolution of the Board of Directors of the Corporation adopted no later than December 31 of the preceding Plan Year.

SECTION V

ESTABLISHMENT AND ADMINISTRATION OF

DEFERRED DIRECTORS’ COMPENSATION ACCOUNTS

5.1	The amount of any Participant’s Compensation deferred in accordance with an election and/or the amount of Common Stock automatically credited pursuant to Section IV shall be credited to an Account maintained by the Corporation. Such Account shall remain a part of the general funds of the Corporation, and nothing contained in this Plan shall be deemed to create a trust or fund of any kind or create any fiduciary relationship. A separate record of each Participant’s Account shall be maintained by the Corporation for each Participant in the Plan. The Participant’s Account shall segregate the reporting of Common Stock contributions and cash deferrals.

The Director shall elect to have any cash deferrals hereunder credited with earnings in accordance with Section 5.2 or 5.3 below.

5.2	Fixed Rate Account.

As of the last day of each calendar quarter, the portion of the Participant’s Account for which the Participant has selected earnings to be credited pursuant to this Section 5.3 shall be adjusted as follows:

(a)	The Participant’s Account shall first be charged with any distributions made during the quarter.

(b)	The Participant’s Account balance shall then be credited with a supplemental amount for that quarter. Such supplemental amount shall be computed by multiplying the Account balance after the adjustment provided for in paragraph (a) by a fraction, the numerator of which is 80% of the prevailing prime interest rate at US Bank on the last business day of the quarter, and the denominator of which is four (4).

(c)	Finally, the Account shall be credited with the amount, if any, of cash Compensation deferred during that quarter.

5.3	Brings & Stratton Common Share Unit Account.

Compensation deferred into a Common Share Unit Account shall be credited to the Account on the same date as it would otherwise be payable to the Participant. Such Deferred Amounts shall be converted into a number of Common Share Units on the date credited to the Account by dividing the Deferred Amount by the Fair Market Value on such date. If Common Share Units exist in a Participant’s Account on a dividend record date for the Corporation’s common shares, Dividend Equivalents shall be credited to the Participant’s Account on the related dividend payment date, and shall be converted into the number of Common Share Units which could be purchased with the amount of Dividend Equivalents so credited.

5.4	Brings & Stratton Common Stock Account.

Any Common Stock granted under Section IV shall be credited to the Account in shares on the same date as granted. If Common Stock exists in the Participant’s Account on a dividend record date for the Corporation’s common shares, Dividend Equivalents shall be credited to the Participant’s Account on the related dividend payment date, and shall be converted into the number of shares of Common Stock which could be purchased with the amount of Dividend Equivalents so credited.

5.5	Adjustments to Shares.

In the event of any change in the Corporation’s common shares outstanding, by reason of any stock split or dividend, recapitalization, merger, consolidation, combination or exchange of stock or similar corporate change, the Secretary shall make such equitable adjustments, if any, by reason of any such change, deemed appropriate in the number of Common Share Units and/or Common Stock credited to each Participant’s Account.

5.6	Annual Report.

The Corporation shall provide annual reports to each Participant showing (a) the value of the Account as of the most recent December 31st, (b) the amount of deferral made by the Participant for the Plan Year ending on such date and (c) the amount of any investment gain or loss and the costs of administration credited or debited to the Participant’s Account.

SECTION VI

VESTING

6.1	Full Vesting. A Participant shall be fully vested and nonforfeitable at all times in his or her Account hereunder.

SECTION VII

MANNER AND TIMING OF DISTRIBUTION

7.1	Payment of Benefits.

After a Participant’s Payment Event the Participant’s Account shall be paid to the Participant (or in the event of the Participant’s death, to the Participant’s Beneficiary). Payment shall be made in a Single Sum or Installments as specified in the Participant’s payment election pursuant to Section 7.2:

(a)	Single Sum. A single sum distribution of the value of the balance of the Account on the Distribution Date following the Participant’s Payment Event. If the Participant receives a single sum distribution before Separation from Service with the result that additional amounts are subsequently deposited in the Participant’s Account, a distribution shall be made on each succeeding anniversary of the Distribution Date of the entire value of the then balance of the Account.

(b)

Installments. The value of the balance of the Account shall be paid in annual installments on the Distribution Date each year with the first of such installments to be paid on the Distribution Date following the Participant’s Payment Event.

Annual installments shall be paid over the number of years selected by the Participant in the payment election made pursuant to Section 7.2, but not to exceed 10. The earnings (or losses) provided for in Section V shall continue to accrue on the balance remaining in the Account during the period of installment payments. Each annual installment shall be calculated by multiplying the value of the Account by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects a 10 year annual installment method, the first payment shall be one-tenth (1/10) of the Account balance. The following year, the payment shall be one-ninth (1/9) of the Account balance. Further, regardless of the method selected by the Participant, the final installment payment will include 100% of the then remaining Account value. Installment Distributions from the Participant’s account shall be taken on a pro rata basis from the Fixed Rate Account, the Common Share Unit Account and the Common Stock Account.

To the extent the Participant has a balance in the Fixed Rate Account, distribution will be made in cash. To the extent the Participant has a balance in Common Stock, distribution will be made in shares of Common Stock. To the extent the Participant has a balance in Common Share Units, the Participant may elect to receive distributions in cash or Common Stock; provided that any such distributions shall be subject to any necessary approvals under securities laws or exchange requirements. Notice of the election with respect to Common Share Units shall be delivered to the Secretary no more than 30 nor less than 10 days preceding the distribution, and, if a cash distribution has been elected, the amount of the distribution shall be determined by valuing units to be distributed at the Fair Market Value of Common Stock two business days preceding the distribution.

7.2	Payment Election.

(a)

An individual who first becomes a Participant at the beginning of a Plan Year may, prior to his date of participation, complete a payment election in the form attached as Exhibit D specifying the form of payment applicable to such Participant’s Account under the Plan, whether an In-Service Payment Event Date shall apply and the applicable Distribution Date. Absent an actual election by such Participant by the effective date of participation, the Participant shall be deemed to have elected payment in the five (5) annual installment payment form (except he shall be deemed to have elected the Single Sum form for the Common Stock portion of his Account) and no In-Service Payment Event Date. An individual who first becomes a Participant other than on the first day of a Plan Year shall, no later than 30 days after the effective date of participation, complete such a payment election form specifying the form of payment applicable to such Participant’s Account, whether an In-Service Payment Event Date shall apply and the applicable Distribution Date. In the event such a Participant does not make an actual election within such 30 day period, the Participant shall be deemed to have elected the five (5) annual installment payment form and no In-Service Payment Event Date. Notwithstanding the preceding two sentences, if such Participant is already a participant in any other nonqualified plan or plans of the account balance type sponsored by the Corporation or one of its affiliates, the most recent payment election with respect to any one of those plans shall be the form of payment election deemed elected under this Plan regardless of whether the individual elects or is deemed to have elected a different form of payment during that initial 30 day period, there shall be no In-Service Payment Event Date and the Distribution Date shall be the same distribution date which would apply under that other plan.

(b)	Any actual or deemed Distribution Election shall apply to deferrals and Common Stock credited in each Plan Year after it is filed (or deemed filed) and before a new Distribution Election is filed and becomes effective for Plan Years after the new Distribution Election is filed. A Participant may have multiple Distribution Elections in effect. For example, an individual who is a Participant in the Plan for five Plan Years who files a new Distribution Election prior to the beginning of each Plan Year will have five Distribution Elections in effect—one for each Plan Year he is a Participant. An individual who is a Participant for five Plan Years who files only one Distribution Election at the commencement of Plan participation will have one Distribution Election governing all of the deferrals and contributions credited to his Account for the five Plan Years he is a Participant.

(c)	A Participant may change an existing Distribution Election for deferrals and contributions which have already been credited, by completing and filing a change of Distribution Election. However, a payment election changing the Participant’s form of payment or changing a previously elected In-Service Payment Date and/or applicable Distribution Date shall not be effective if the Participant has a Payment Event within twelve months after the date on which the election change is filed with the Corporation. Any change in the In-Service Payment Event Date must have the effect of delaying the In-Service Payment Event Date to a date which is at least five (5) years after the In-Service Payment Event Date previously in effect. Any change in payment method must have the effect of delaying the commencement of payments to a date which is at least five (5) years after the initially scheduled commencement date of payment previously in effect. Any change in the Distribution Date must have the effect of delaying the commencement of payments to a date which is at least five (5) years after the initially scheduled Distribution Date.

(d)	For purposes of compliance with Code Section 409A, a series of installment payments is designated as a single payment rather than a right to a series of separate payments; therefore, a Participant who has elected (or is deemed to have elected) any option under Section 7.1 may substitute any other options available under Section 7.1 for the option originally selected as long as the foregoing one-year and five year rules are satisfied.

(e)	The five year delay rule does not apply if the revised payment method applies only upon the Participant’s death or disability. For this purpose, “disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

7.3	Delayed Distribution.

(a)	A payment otherwise required under this Section VII shall be delayed if the Corporation reasonably determines that the making of the payment will jeopardize the ability of the Corporation to continue as a going concern; provided, however, that payments shall be made on the earliest date on which the Corporation reasonably determines that the making of the payment will not jeopardize the ability of the Corporation to continue as a going concern.

(b)	A payment otherwise required under this Section VII shall be delayed if the Employer reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided, however, that payments shall nevertheless be made on the earliest date on which the Employer reasonably anticipates that the making of the payment will not cause such violation. (The making of a payment that would cause inclusion in gross income or the applicability of any penalty provision or other provision of the Code is not treated as a violation of applicable law.)

(c)	A payment otherwise required under this Section VII shall be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

7.4	Inclusion in Income Under Section 409A.

Notwithstanding any other provision of this Section VII, in the event this Plan fails to satisfy the requirements of Code Section 409A and regulations thereunder with respect to any Participant, there shall be distributed to such Participant as promptly as possible after the Board of Directors becomes aware of such fact of noncompliance such portion of the Participant’s Account balance hereunder as is included in income as a result of the failure to comply, but no more. Any such distribution shall be taken on a pro rata basis from the Participant’s accounts herein.

7.5	Domestic Relations Order.

Notwithstanding any other provision of this Section VII, payments shall be made from an account of a Participant in this Plan to such individual or individuals (other than the Participant) and at such times as are necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B)). Any such distribution shall be taken on a pro rata basis from the Participant’s accounts herein.

7.6	De Minimis Amounts.

Notwithstanding any other provision of this Section VII, a Participant’s entire Account balance under this Plan and all other nonqualified deferred compensation plans of the account balance type sponsored by the Corporation and its affiliates shall automatically be distributed to the Participant on or before the later of December 31 of the calendar year in which occurs the Participant’s Separation from Service or the 15th day of the third month following the Participant’s Separation from Service if the total amount in such Account balance at the time of distribution, when aggregated with all other amounts payable to the Participant under all arrangements benefiting the Participant described in Section 1.409A-1(c) or any successor thereto, do not exceed the amount described in Code Section 402(g)(1)(B). The foregoing lump sum payment shall be made automatically and any other distribution elections otherwise applicable with respect to the individual in the absence of this provision shall not apply.

SECTION VIII

DESIGNATION OF BENEFICIARY

8.1	Each Non-Employee Director, on becoming a Participant, may file with the Secretary of the Corporation a Beneficiary designation on the form attached as Exhibit “C” designating one or more Beneficiaries to whom payments otherwise due the Participant shall be made in the event of his or her death. A Beneficiary designation will be effective only if the signed Beneficiary designation form is filed with the Secretary of the Corporation while the Participant is alive, and will cancel all Beneficiary designations signed and filed previously. If the primary Beneficiary shall predecease the Participant amounts remaining unpaid at the time of the Participant’s death shall be paid in the form elected by the Participant in Section 7.2 in the order specified by the Participant to the contingent Beneficiary(s) surviving the Participant. If the Participant shall fail to designate a Beneficiary(s) as provided in this Section, or if all designated Beneficiaries shall predecease the Participant, the Deferred Amounts remaining unpaid at the time of such Participant’s death shall be paid in the form elected by the Participant in Section 7.2 to the legal representative of the Participant’s estate.

SECTION IX

ADMINISTRATION OF PLAN

9.1	Interpretation.

Full power and authority to construe, interpret and administer the Plan shall be vested in the Corporation’s Board of Directors. Decision of the Board shall be final, conclusive and binding upon all parties.

9.2	Minor or Incompetent Payees.

If a person to whom a benefit is payable is a minor or is otherwise incompetent by reason of a physical or mental disability, the Corporation may cause the payments due to such person to be made to another person for the first person’s benefit without any responsibility to see to the application of such payment. Such payments shall operate as a complete discharge of the obligations to such person under the Plan.

9.3	No Liability.

Except as otherwise provided by law, neither the Board of Directors, nor any member thereof, nor any director, officer or employee of the Corporation involved in the administration of the Plan shall be liable for any error of judgment, action or failure to act hereunder or for any good faith exercise of discretion, excepting only liability for gross negligence or willful misconduct. The Corporation shall hold harmless and defend any individual in the employment of the Corporation and any director of the Corporation against any claim, action or liability asserted against him in connection with any action or failure to act regarding the Plan, except as and to the extent that any such liability may be based upon the individual’s own gross negligence or willful misconduct. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

9.4	Conflict of Interest.

(a)	No person who is covered under the Plan may vote or decide upon any matter relating solely to himself or vote in any case in which his individual right to any benefit under the Plan is particularly involved. Decisions shall be made by remaining members of the Corporation’s Board of Directors.

(b)	Paragraph (a) shall not prevent any Participant from voting or deciding upon any matter relating to the general design or structure of the Plan.

SECTION X

MISCELLANEOUS

10.1	Amendment or Termination.

The Corporation (through its Board of Directors or authorized officers or employees) reserves the right to alter or amend the Plan, or any part thereof, in such manner as it may determine, at any time and for any reason. Further, the Board of Directors of the Corporation reserves the right to terminate the Plan, at any time and for any reason. Notwithstanding the foregoing, in no event shall any amendment or termination deprive any Participant or Beneficiary of any amounts credited to him or her under this Plan as of the date of such amendment or termination; provided, however, that the Corporation may prospectively change the manner in which earnings are credited or discontinue the crediting of earnings and, further, the Corporation may make any amendment it deems necessary or desirable for purposes of compliance with the requirements of Code Section 409A and regulations thereunder.

If the Plan is amended to freeze benefit accruals, no additional contributions shall be credited to any Participant Account hereunder. Following such a freeze of benefit accruals, Participants’ Accounts shall be paid at such time and in such form as provided under Section VII of the Plan. If the Corporation terminates the Plan and if the termination is of the type described in regulations issued by the Internal Revenue Service pursuant to Code Section 409A, then the Corporation shall distribute the then existing Account balances of Participants and beneficiaries in a lump sum within the time period specified in such regulations and, following such distribution, there shall be no further obligation to any Participant or beneficiary under this Plan. However, if the termination is not of the type described in such regulations, then following Plan termination Participants’ Accounts shall be paid at such time and in such form as provided under Section VII of the plan.

10.2	Applicable Law.

This Plan shall be governed by the laws of the State of Wisconsin, except to the extent preempted by the provisions of ERISA or other applicable federal law.

10.3	Relationship to Other Programs.

Participation in the Plan shall not affect a Participant’s rights to participate in and receive benefits under any other plans of the Corporation, nor shall it affect the Participant’s rights under any other agreement entered into with the Corporation, unless expressly provided otherwise by such plan or agreement. Any amount credited under or paid pursuant to this Plan shall not be treated as any type of compensation or otherwise taken into account in the determination of the Participant’s benefits under any other plans of the Corporation, unless expressly provided otherwise by such plan.

10.4	Non-Assignability by Participant.

No Participant or Beneficiary shall have any right to commute, sell, assign, pledge, convey, or otherwise transfer any rights or claims to receive benefits hereunder, nor shall such rights or claims be subject to garnishment, attachment, execution or levy of any kind except to the extent otherwise required by law.

10.5	No Right to Continued Service.

Neither participation in this Plan, nor the payment of any benefit hereunder, shall be construed as giving to a Participant any right to be retained in the service of the Corporation, or limiting in any way the right of the Corporation to terminate the Participant’s service at any time.

10.6	Assignability by Corporation.

The Corporation shall have the right to assign all of its right, title and obligation in and under this Plan upon a merger or consolidation in which the Corporation is not the surviving entity or to the purchaser of substantially its entire business or assets or the business or assets pertaining to a major product line, provided such assignee or purchaser assumes and agrees to perform after the effective date of such assignment all of the terms, conditions and provisions imposed by this Plan upon the Corporation. Upon such assignment, all of the rights, as well as all obligations, of the Corporation under this Plan shall thereupon cease and terminate.

10.7	Unsecured Claim; Grantor Trust.

The right of a Participant to receive payment hereunder shall be an unsecured claim against the general assets of the Corporation, and no provisions contained herein, nor any action taken hereunder shall be construed to give any individual at any time a security interest in any asset of the Corporation, of any affiliated corporation, or of the stockholders of the Corporation. The liabilities of the Corporation to a Participant hereunder shall be those of a debtor pursuant to such contractual obligations as are created hereunder and to the extent any person acquires a right to receive payment from the Corporation hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation. The Corporation may establish a grantor trust (but shall not be required to do so) to which the Corporation may in its discretion contribute (subject to the claims of the general creditors of the Corporation) the amounts credited to the Account. If a grantor trust is so established, payment by the trust of the amounts due the Participant or his Beneficiary hereunder shall be considered a payment by the Corporation for purposes of this Plan.

10.8	Notices or Filings.

Any notice or filing required or permitted to be given to the Board of Directors hereunder shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Secretary

Briggs & Stratton Corporation

P.O. Box 702

Milwaukee, WI 53201

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant hereunder shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

10.9	Special rules for 2005-2008.

Notwithstanding the usual rules required regarding distribution elections in Sections 7.1 and 7.2 and Exhibits D and E, on or before December 31, 2008 or, if earlier, the last day of the calendar year preceding the calendar year in which payments under an existing election are scheduled to commence, a Participant may elect an In-Service Payment Event Date and/or make an election as to distribution of his Account from among the choices described at Section 7.1 hereof without complying with the rules described in Section 7.2 hereof as long as the effect of the election is not to accelerate payments into 2006 or to defer payments which would otherwise have been made in 2006 and not to accelerate payments into 2007 or to defer payments which would otherwise have been made in 2007 and not to accelerate payments into 2008 or to defer payments which would other have been made in 2008. Such election shall become effective after the last day upon which it is permitted to be made. In order to change any distribution election after December 31, 2007, the requirements of Section 7.2 (b), (c), (d) and (e) hereof must be satisfied.

EXHIBIT “A”

NOTICE OF ELECTION TO DEFER THE PAYMENT OF DIRECTORS’ COMPENSATION

Secretary

Briggs & Stratton Corporation

P.O. Box 702

Milwaukee, WI 53201

Re: Briggs & Stratton Corporation

      Deferred Compensation Plan For Directors

Pursuant to provisions of the above-referenced Plan, I hereby elect to have Compensation payable to me for services as a Director of Briggs & Stratton Corporation deferred in the manner specified below. It is understood and agreed that this election shall become effective upon the date specified in Section 3.1 of the Plan based upon the date of receipt of this Notice of Election by the Secretary of the Corporation. I understand that this election shall be irrevocable with respect to Compensation that has been deferred while this election is in effect. This election shall continue in effect for subsequent terms of office unless I shall modify or revoke it.

Percentage of Compensation Deferred: Cash Retainer	%
Account(s) to be Credited with Cash Deferred Amounts:
(a) Fixed Rate Account	%
(b) Briggs & Stratton Common Share Unit Account %	%

Date
Director

EXHIBIT “B”

NOTICE OF TERMINATION

Secretary

Briggs & Stratton Corporation

P.O. Box 702

Milwaukee, WI 53201

Re: Briggs & Stratton Corporation

      Deferred Compensation Plan For Directors

Pursuant to provisions of the above-referenced Plan, I hereby terminate my elective deferrals to the Plan effective for the Plan Year following receipt of this Notice of Termination by the Secretary of the Corporation.

Date
Director

EXHIBIT “C”

BENEFICIARY DESIGNATION

Secretary

Briggs & Stratton Corporation

P.O. Box 702

Milwaukee, WI 53201

Re: Briggs & Stratton Corporation

      Deferred Compensation Plan For Directors

Any amounts credited to my account in the above plan which remain unpaid at my death shall be paid to the following primary Beneficiary:

Name

Address

If the above-named primary Beneficiary shall predecease me, I designate the following persons as contingent Beneficiaries, in the order shown, to receive any such unpaid deferred fees:

1.
Name

Address

2.
Name

Address

3.
Name

Address

This supersedes any previous Beneficiary designation made by me with respect to my account in the Plan. I reserve the right to change the Beneficiary in accordance with the terms of the Plan.

Date
Director

Witnesses:

EXHIBIT “D”

DISTRIBUTION ELECTION

1. In Service Payment: I elect the following In Service Payment Event Date (no later than December 31 of the year in which I attain age 73):

                                                 , 20

I understand that this election of an In Service Payment Event Date does not apply to that portion of my Account attributable to Common Stock awarded pursuant to Article IV of the Plan in 2008 and subsequent years.

2. Distribution Date: My Distribution Date shall be the first day of                                          (January, April, July or October) following the earlier of my In-Service Payment Event Date or Separation from Service.

3. Method of Payment:

Deferred account to be paid in:

                            Lump Sum, or

                            Annual Installments - Number of Years, (not to exceed 10).

I understand that I may change all or any part of the above election by filing a new Distribution Election Form applicable to amounts credited to my account in subsequent years or to my total account balance. However, if applicable to my total account balance, such new Distribution Election will be effective only if filed at least one (1) year before the earlier of the above specified In-Service Payment Event Date or my date of Separation from Service and, further, if effective, such new election may result in a delay of commencement of payment until the date which is five (5) years subsequent to the date payment would otherwise have commenced in the absence of filing such new election.

Date
Director

EXHIBIT “E”

REVISED DISTRIBUTION ELECTION

1. In Service Payment: I elect the following In Service Payment Event Date (no later than December 31 of the year in which I attain age 73):

                                                 , 20

I understand that this election of an In Service Payment Even Date does not apply to that portion of my Account attributable to Common Stock awarded pursuant to Article IV of the Plan in 2008 and subsequent years.

2. Distribution Date: My Distribution Date shall be the first day of                                          (January, April, July or October) following the earlier of my In-Service Payment Event Date or Separation from Service.

3. Method of Payment:

Deferred account to be paid in:

                            Lump Sum, or

                            Annual Installments - Number of Years, (not to exceed 10).

Prospectively Effective or Applicable to Total Balance:

                            I wish to have this election apply only to amounts credited to the Plan on my behalf in subsequent years.

                            I wish to have this election apply to my total account balance.

I understand that if I have chosen to have this revised Distribution Election apply to my total account balance, it will be effective only if filed at least one (1) year before the earlier of the above specified In-Service Payment Event Date or my Date of Separation from Service and, further, if effective, my Revised Distribution Election may result in a delay of commencement of payment until the date which is five (5) years subsequent to the date payment would otherwise have commenced in the absence of filing my Revised Distribution Election.

Date
Director

EXHIBIT “F”

BRIGGS & STRATTON CORPORATION

DEFERRED COMPENSATION PLAN FOR DIRECTORS

NOTICE OF ELECTION

DISTRIBUTION OF ACCOUNT BALANCE IN

BRIGGS & STRATTON COMMON SHARE UNITS

I understand that pursuant to the terms of the Briggs & Stratton Corporation Deferred Compensation Plan for Directors I may elect to receive any balance in my account recorded in Briggs & Stratton Corporation Common Share Units (Common Share Units) in cash or shares of Briggs & Stratton common stock.

I hereby elect that any Common Share Units in my account be paid out to me at the time of distribution in the following form:

                            Cash

                            Briggs & Stratton common stock

Director:	Date